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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                           VARCO INTERNATIONAL, INC.


         The undersigned, Richard A. Kertson and Donald L. Stichler, do hereby certify that:

         1. They are the duly elected and acting Vice President-Finance and Secretary, respectively, of Varco International, Inc., a California corporation (the "Corporation").

         2. The Amended and Restated Articles of Incorporation of the Corporation are amended by revising Article Three thereof to read in its entirety as follows:

                              "Authorized Shares

         Three: This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock," referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The number of shares of Common Stock is one hundred twenty million (120,000,000) and the number of shares of Preferred Stock is ten million (10,000,000). The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

         3. The foregoing amendment has been duly approved by the Board of Directors of the Corporation.


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     4.  The foregoing amendment has been duly approved by the required vote of shareholders of the Corporation in accordance with Section 902 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 64,324,335 shares of Common Stock and there were no outstanding shares of Preferred Stock. The number of shares of Common Stock voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct of our own knowledge.

     Executed at Orange, California on May 19, 1998.


                                               /s/ R. A. Kertson
                                           ----------------------------------
                                               Richard A. Kertson
                                               Vice President-Finance


                                               /s/ Donald L. Stichler
                                           ----------------------------------
                                               Donald L. Stichler
                                               Secretary

                                                     [ SEAL OF THE OFFICE OF THE
                                                            SECRETARY OF STATE ]

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